EXHIBIT 10.1

VESTIS CORPORATION

MANAGEMENT INCENTIVE BONUS PLAN

(Effective as of September 30, 2023)

1.    Introduction; Purpose. The purpose of the Vestis Corporation’s Management Incentive Bonus Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may provide an annual cash bonus award to eligible employees for the achievement of performance objectives. The Plan shall be effective as of the Distribution Date, provided that it is approved by the Board as of such date.

2.    Definitions. For purposes of the Plan, the terms listed below have the following meanings:

(a)

“Administrator” means (i) the Compensation and Human Resources Committee of the Board, with respect to actions under this Plan related to the Chief Executive Officer, any Executive Level direct reports to the Chief Executive Officer and any of the Company’s other executive officers as defined under the Exchange Act (hereinafter the “Covered Management”), (ii) the Chief Executive Officer, with respect to actions under this Plan related to Participants in career bands 2 and 3 who are not Covered Management, or (iii) the Executive Vice President, Human Resources (or any equivalent successor position) with respect to actions under this Plan related to all other Participants.

(b)

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” as used in the Plan means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Bonus Award” means the amount of the annual bonus for a given Performance Year payable to a Participant, as determined by the Administrator in accordance with the Bonus Award Formula and in accordance with the terms and conditions of the Plan and the Bonus Formula Methodology approved by the Administrator for the applicable Performance Year. A Bonus Award is not payable to a Participant until it is earned and vested in accordance with the terms of the Plan.

(e)

“Bonus Award Formula” means, for a Performance Year, the methodology to be used to calculate the Bonus Award for each Participant, as set forth in the Bonus Formula Methodology for such Performance Year. Application of the Bonus Award Formula in the calculation of any Bonus Award shall be subject to the terms and conditions of the Plan and the Bonus Formula Methodology for the applicable Performance Year.

(f)	“Bonus Formula Methodology” means, for any Performance Year, the methodology to be used to calculate the Bonus for each Participant, as approved by the Administrator for such Performance Year.

(g)	“Company” means Vestis Corporation, a Delaware corporation, or any successor thereto.

(h)

“Completion Multiple” means a fraction, the numerator of which shall equal the total number of calendar days during the Termination Year during which the Participant was employed by and actively at work for the Company and its Affiliates on or prior to his or her Termination Date, and the denominator of which shall be 365 (366 if the Termination Year is a leap year). Notwithstanding the foregoing, the Company, in its discretion, may apply an alternative method of proration that approximates the foregoing proration, such as payroll periods or months.

(i)

“Disability” means a “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no such plan, the inability of a Participant to perform in all material respects the Participant’s duties and responsibilities to the Company or any of its Affiliates for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity; provided, however, that if a Bonus Award is subject to Section 409A and payment is on account of “Disability,” the term has the meaning specified in Section 409A for purposes of payment of amounts subject to Section 409A.

(j)	“Distribution Date” has the meaning set forth in the Employee Matters Agreement.

(k)	“Employee” means any salaried employee of the Company or an Affiliate.

(l)	“Employee Matters Agreement” means the Employee Matters Agreement between Aramark and the Company dated September 5, 2023.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)

“Maximum Amount” means, if applicable, the maximum amount, if any, of a Participant’s Bonus Award set forth in the Bonus Formula Methodology for the applicable Performance Year but in no event shall exceed 200% of a Participant’s Target Bonus Opportunity.

(o)

“Payment Date” means the date on which the Bonus Award for a Performance Year is paid to a Participant, which date shall be as soon as practicable after receipt of the audited fiscal year-end financial reports, but in no event more than 2.5 months after the end of the calendar year in which the last day of the Performance Year occurred, as determined by the Administrator.

(p)

“Performance” means the extent to which the performance targets (including, if applicable, percentage levels of performance) and other components of the Bonus Award Formula have been achieved for a Performance Year.

(q)

“Performance Year” means the Company’s fiscal year, or a portion thereof specified by the Administrator as the period over which Performance is to be measured pursuant to the Bonus Award Formula for that period. Unless otherwise specified by the Administrator, the Performance Year shall be the fiscal year.

(r)	“Person” means a “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(s)

“Retirement” means with respect to a Participant, the Participant’s Termination Date that occurs on or after achieving age 60 and five (5) years of service with the Company and its Affiliates (and/or any of their respective predecessors) and that does not occur for any other reason.

(t)

“Target Bonus Opportunity” means an amount (specified as such or determined pursuant to a formula) and denominated in local currency that a Participant potentially may earn as a Bonus Award in respect of a specified Performance Year at the targeted level of Performance. A Target Bonus Opportunity constitutes only a conditional right to receive a Bonus Award and does not guarantee receipt of a Bonus Award or any level of Bonus Award based on Performance or otherwise.

(u)

“Termination Date” means the date on which a Participant’s employment with the Company and its Affiliates terminates for any reason. A transfer of a Participant’s employment between and among the Company or an Affiliate shall not be deemed to constitute a termination of employment for purposes of the Plan.

(v)	“Termination Year” means the Performance Year in which a Participant’s Termination Date occurs.

3.    Eligibility. The Chief Executive Officer, all executive Employees in career bands 1 through 3 and any other Employee designated by the Administrator are eligible to participate in this Plan (“Participants”).

4.    Determination of Bonus Award Formula and Target Bonus Opportunities.

(a)	Establishment of Bonus Award Formula. Within the first ninety (90) days of the Performance Year, the Administrator shall establish the Bonus Award Formula for the Performance Year.

(b)

Establishment of Target Bonus Opportunities. For each Performance Year, the Administrator shall designate, for each Participant, such Participant’s Target Bonus Opportunity. Target Bonus Opportunities will be denominated in cash and all Bonus Awards will be payable in cash.

(c)

Newly Eligible Participants. In the case of an Employee who becomes a Participant after the beginning of a Performance Year, the Administrator shall designate, prior to the date on which such Employee becomes a Participant, such individual’s Target Bonus Opportunity for the portion of the Performance Year remaining after he or she becomes a Participant.

(d)

Written Determinations. Determinations by the Administrator under this Section 4, including Target Bonus Opportunities for each Participant, the level of Performance for the Performance Year and the amount of the Bonus Award for each Participant shall be recorded in writing as determined in such form as the Administrator may determine.

5.    Determination and Payment of Bonus Award.

(a)

Determination. As soon as practicable after the end of the Performance Year and prior to the Payment Date, the Administrator shall determine the amount of the Bonus Award to be paid to each Participant for the Performance Year. Subject to the terms and conditions of the Plan, the Bonus Awards shall be determined in accordance with the Bonus Award Formula for the Performance Year. Unless otherwise specifically provided in the Plan or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Bonus Award shall be earned and vested upon the Payment Date and only with respect to a Participant who remains actively employed by the Company or an Affiliate on the Payment Date for the applicable Performance Year, unless otherwise required by applicable law.

(b)

Payment. Any Bonus Award for a Performance Year shall be paid by the Company, or the Affiliate that employs the Participant, less appropriate tax withholdings and taking into account any adjustments pursuant to the Plan, no later than the Payment Date for such Performance Year. Except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, if a Participant’s Termination Date occurs prior to the Payment Date for any Performance Year, the Participant shall not be entitled to payment of a Bonus Award for such Performance Year (including the Bonus Award for any completed Performance Year for which the Payment Date has not yet occurred) and the Participant shall have no further rights under the Plan.

(c)

Partial Year. If a Participant has worked any portion of the relevant performance year, but less than the entire relevant Performance Year, and is still employed at the end of the relevant Performance Year, the Participant will be eligible to receive a pro-rata share of the Bonus Award (for example, if a Participant has worked for 9 months in the relevant Performance Year, the Participant will be eligible to receive 75% of the Bonus Award).

(d)

Termination. Notwithstanding the provisions of subsection 5(a), except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, in the event that a Participant’s Termination Date occurs due to his or her death, Retirement or Disability:

(i)

the Participant’s Bonus for the Termination Year shall be equal to the amount of the Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 4 and subsection 5(a)) had his or her Termination Date not occurred prior to the Payment Date for the Termination Year, multiplied by the Completion Multiple;

(ii)

if the Termination Date occurs after the end of a Performance Year and prior to the Payment Date for such Performance Year, the Participant’s Bonus for such Performance Year shall be equal to the amount of the Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 4 and subsection 5(a)); and

(iii)

notwithstanding that the Participant’s Termination Date occurs prior to the Payment Date for the applicable Performance Year, the Participant shall be entitled to payment of the Bonus described under paragraph (i) and/or (ii), such Bonuses shall be earned and vested as of the Termination Date and such Bonuses shall be paid as of the Payment Date for the applicable Performance Year with respect to Participants whose Termination Date has not occurred.

6.    Deferral. Payment of all or part of a Bonus Award may be deferred in accordance with procedures established by the Company and amended from time to time, in accordance with the applicable deferral provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”).

7.    Amendment and Termination. The Compensation and Human Resources Committee of the Board may, at any time, amend, alter, suspend, discontinue or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to a Bonus that has been earned and vested in accordance with the terms of the Plan.

8.    Administration.

(a)

Authority of the Administrator. The Plan shall be administered by the Administrator, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to:

(i)

select, or determine the method of selecting, Employees who will receive the grant of a Target Bonus Opportunity under the Plan for a Performance Year (and thereby become a Participant in the Plan for such Performance Year);

(ii)	establish the Bonus Award Formula for a Performance Year;

(iii)	Target Bonus Opportunities to Participants and determine the amount of Bonus Awards to be paid under the Plan for any period;

(iv)

modify the Bonus Award Formula, any Target Bonus Opportunity or, prior to the date on which it is earned and vested, any Bonus Award otherwise payable under the Plan, whether based on the Bonus Award Formula, Performance or otherwise, including decreasing such amounts as described herein;

(v)	adopt, amend, suspend or waive any such rules, regulations and guidelines for interpreting, implementing and administering the Plan as it deems necessary or proper;

(vi)	conclusively construe and interpret the Plan documents and correct defects, supply omissions or reconcile inconsistencies therein;

(vii)	employ attorneys, consultants, accountants, and other persons in connection with the administration of the Plan; and

(viii)	make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan.

(b)

Binding Effect of Administrator Actions. All actions taken and all interpretations and determinations made by the Administrator with respect to the Plan shall be final and binding upon the Participants, the Company and all other interested persons.

(c)

Manner of Exercise Administrator Authority. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator.

(d)

Delegation of Authority. The Administrator may delegate to one or more officers or managers of the Company or an Affiliate, or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including administrative functions, as the Administrator may determine, to the extent that such delegation is permitted under the applicable provisions of the Delaware General Corporation Law and the provisions of the Plan.

(e)

Limitation of Liability. Each person acting in their capacity as Administrator, and each person acting pursuant to authority delegated by the Administrator, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliates, or the Company’s independent auditors, consultants or other agents assisting in the administration of the Plan. Each person acting as the Administrator or pursuant to authority delegated by the Administrator, and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator or a delegate, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law and the Company’s By-Laws, be fully indemnified and protected by the Company with respect to any such action or determination.

(f)

Adjustment to Payments. Notwithstanding anything to the contrary contained herein, the Administrator shall have the authority to change the Target Bonus Opportunity of any Participant based upon the recommendation of the Participant’s manager or any of his or her direct or indirect supervisors (including, without limitation, the Chief Executive Officer). The Company retains the right to withhold any payment amounts determined hereunder (whether or not such amounts are earned and vested) from any Participant who violates any Company policy and to treat such withheld payments as forfeited by the Participant. Notwithstanding any other provision of the Plan or the applicable Bonus Formula Methodology for any Performance Year to the contrary, the Administrator may, in its sole and absolute discretion, adjust the amount of a Target Bonus Opportunity or amend or cancel a Bonus Award, in either case prior to the date on which the Bonus Award is earned and vested; provided, however, that in no event shall the amount of a Participant’s Bonus Award for any Performance Year exceed the Maximum Amount, if any, set forth in the Bonus Formula Methodology for the applicable Performance Year. In addition, the Administrator, in its sole and absolute discretion, is authorized to make adjustments in the terms and conditions of, and the performance targets and other criteria included in, the Bonus Award Formula.

9.    Miscellaneous.

(a)

Nontransferability; Assignment. A Target Bonus Opportunity, any resulting Bonus and any other right hereunder is non-assignable and non-transferable, and shall not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.

(b)

Heirs and Successors. If any benefits deliverable to the Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercisable and distributed, as applicable, to the legal representative of the estate of the Participant.

(c)

Tax Withholding. The Company and its Affiliates shall deduct from any payment of a Participant’s Bonus or from any other payment to the Participant, including wages, any Federal, state or local tax or charge that is then required to be deducted under applicable law with respect to the Bonus or other payment or as determined by the Administrator to be appropriate under a program for withholding.

(d)

No Right to Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its Affiliates, nor shall it interfere in any way with the right and power of the Company or any of its Affiliates to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.

(e)

Plan Not Funded; No Guarantee. The Plan shall be unfunded. Neither the Company nor any of its Affiliates shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Award hereunder. Participation in the Plan is not a guarantee that any amounts will be paid under the Plan. Participation in the Plan is a privilege, not a right, and each individual Participant’s participation in the Plan is subject to review from time to time at the discretion of the Company. Receipt of a Bonus Award in any one year does not guarantee receipt of a Bonus Award under the Plan in any other year.

(f)

Action by Company or Affiliate. Any action required or permitted to be taken by the Company or any Affiliate shall be by resolution of its board of directors, or by action of one or more members of the board (including, without limitation, a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange) by a duly authorized officer of such company.

(g)

Governing Law. All questions concerning the construction, interpretation and validity of the Plan and the instruments evidencing the Bonus Awards granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h)

Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

(i)

Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(j)	Recoupment. Bonus Awards under the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

10.    Section 409A. It is the intent of the Company that all Bonus Awards under the Plan be exempt from or comply with Section 409A. The provisions of the Plan shall be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends that the Plan be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Board represents or warrants that the Plan will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A. Without limiting the generality of the foregoing:

(a)

Time and Form of Payment. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B)) such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service). The determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(b)

Prohibition on Acceleration of Payments. Except as otherwise permitted under Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan shall not be accelerated.